Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 filed on December 24, 2024 (SEC File #333-283698) and July 28, 2025 (SEC File #333-289007), of Cero Therapeutics Holdings, Inc. of our report dated April 15, 2026 on the consolidated financial statements of Cero Therapeutics Holdings, Inc., as of December 31, 2025 and for the year then ended which report is included in the Annual Report on Form 10-K of Cero Therapeutics Holdings, Inc. for the year ended December 31, 2025.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 15, 2026